UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008

SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	20-4552341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6111 Bollinger Canyon Road, Suite 200

San Ramon, California 94583

(Address of principal executive offices, including Zip Code)

(925) 866-1100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Annual Bonus Plan

On February 6, 2008, the Board of Directors of Solera Holdings, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board of Directors, approved the 2008 Annual Bonus Plan (the “Bonus Plan”).  The Bonus Plan is an incentive compensation plan which provides participants with cash bonus payments upon the satisfaction of financial goals and objectives for the Company’s fiscal year ending June 30, 2008.  Individuals eligible for Bonus Plan awards are officers and key employees of the Company, which include the Company’s Chief Executive Officer, Chief Financial Officer and other senior executive officers whose compensation is determined by the Company’s Compensation Committee in accordance with the Compensation Committee Charter (the “Senior Executives”).

Bonus payments for Senior Executives are based on the individual participant’s bonus target for the year ending June 30, 2008 and are directly related to (i) the Company’s achievement of financial goals set by the Compensation Committee for the compensation period and (ii) the individual’s performance measured against the individual’s performance objectives established by the individual and the individual’s supervisor(s) for the compensation period.  The Bonus Plan formula for each Senior Executive is:

Bonus Payment = Bonus Target x Achievement of Financial Goals x Discretionary Multiplier

There are two annual financial goals applicable to the Bonus Plan: (i) revenue; and (ii) earnings before interest, taxes, depreciation and amortization.  Based on the level of achievement across the annual financial goals, a Senior Executive’s bonus payment ranges from 0% to 150% of the Senior Executive’s bonus target.  The Bonus Plan also contains a discretionary multiplier that is established by the Compensation Committee to reward (i) individual performance against the Senior Executive’s individual performance objectives and/or (ii) the Company’s strong performance against the financial goals.  The discretionary multiplier ranges from 1 to 1.5.  Bonus payments under the Bonus Plan are made once a year after the completion of the fiscal year ending June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ Jack Pearlstein
Date: February 12, 2008	Name:	Jack Pearlstein
	Title:	Chief Financial Officer